Golfsmith International Holdings, Inc.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-132414
June 12, 2006

The following communication was sent via email by a Company representative to certain employees of the Company who were originally invited to participate in the directed share program of the Company’s initial public offering.

Subject: Reserve Share Clarification

Team,

There have been a few questions concerning the stated 100 share minimum purchase for participation in the Directed Share Program and the verbal minimum of 50 shares that was provided to us by the Merrill Lynch representatives that were in Austin on Wednesday. We re-confirmed with our Merrill Lynch representatives that they will indeed honor a 50 share minimum purchase. They assured that they will communicate this with their call center (the 1-800 number) as well.

Thank you,

Store Operations

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters for the offering will arrange to send you the prospectus if you request by calling (212) 449-1000 or (212) 552-5164.